Exhibit 10.7

LEASE AGREEMENT

515 POST OAK

By and Between

CIGNA INVESTMENTS, INC.

(“Landlord”)

and

WEATHERFORD ENTERRA U.S., LIMITED PARTNERSHIP

(“Tenant”)

14.02	Resolutions of Board of Directors	24
15.01	Amendment	24
15.02	Serverability	24
15.03	Estoppel Letter	24
15.04	Landlord’s Liability and Authority	24
15.05	Holdover	25
15.06	Surrender	25
15.07	Parties and Successors	25
15.08	Notice	25
15.09	Rules and Regulations	25
15.10	Captions	26
15.11	Number and Gender	26
15.12	Governing Law	26
15.13	Inability to Perform	26
15.14	Signage; Use of Name	26
15.15	Broker	27
15.16	Memorandum of Lease	27
15.17	Entire Agreement	27
15.18	Time of Essence	28
15.19	Parking	28
15.20	Tenant Taxes	28
15.21	Attorney’s Fee	28
15.22	Landlord Alterations or Modifications	28
15.23	Name Change	28
15.24	Intentionally Deleted	28
15.25	Expansion Option; Preferential Lease Rights	28
15.26	Renewal Option	29
15.27	Storage Premises	29
15.28	Antenna Site License	29
15.29	Lease Guaranty	29

Exhibit A	Floor Plans of Premises
Exhibit B	Legal Description
Exhibit C	Work Letter
Exhibit C-1	Contractor Insurance Requirements
Exhibit C-2	Tenant Improvement Specifications
Exhibit D	Rules and Regulations
Exhibit E	Resolutions of Board of Directors
Exhibit F	Parking
Exhibit G	Expansion Option; Preferential Lease Rights
Exhibit H	Renewal Option
Exhibit I	Storage Premises

Exhibit I-1	Floor Plans of Storage Premises
Exhibit J	Janitorial Specifications
Exhibit K	License for Antenna Space
Exhibit L	After-Hours HVAC
Exhibit M	Lease Guaranty Agreement

LEASE AGREEMENT

This Lease is entered into as of January         , 1996 between CIGNA INVESTMENTS, INC., a Connecticut corporation (“Landlord”), whose address for purposes of notice hereunder is 515 Post Oak Boulevard, Suite 140, Houston, Texas 77027, and WEATHERFORD ENTERRA U.S., LIMITED PARTNERSHIP, a Louisiana limited partnership (“Tenant”), whose address prior to the Initial Commencement Date (defined in Section 2.01 hereof) is 1360 Post Oak Boulevard, Suite 1000, Houston, Texas 77056 and whose address after the Initial Commencement Date shall be 515 Post Oak Boulevard, Suite 600, Houston, Texas 77027, Attention: Legal Department.

W I T N E S S E T H:

ARTICLE 1

1.01 PREMISES. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, for the rent and subject to the provisions of this Lease, the space (the “Premises”) reflected on the floor plans attached as Exhibit A hereto, located on floors 2, 6, 9, 10 and 11 (of which floor 2 is a partial floor (4,469 square feet of rentable area) and floors 6 (17,557 square feet of rentable area), 9 (17,240 square feet of rentable area), 10 (17,240 square feet of rentable area) and 11 (17,240 square feet of rentable area) are full floors) of the building (the “Building”) known as 515 Post Oak, 515 Post Oak Boulevard, Houston, Harris County, Texas 77027 (such Building, any parking areas and garages, the land (the “Land”) on which such improvements are located, said Land being more particularly described on Exhibit B attached hereto and made a part hereof for all purposes, and any present or future associated underground or elevated pedestrian tunnels or walkways being hereinafter collectively referred to as the “Project”). Landlord and Tenant hereby agree that the Premises contains 73,746 square feet of rentable area and the Project contains 259,971 square feet of rentable area. Landlord and Tenant acknowledge that the rentable area of the Premises includes an allocation of common areas on the floors that the Premises are located and other areas of the Building not leased or held for lease but which are necessary or desirable for the proper utilization of the Building or to provide customary services to the Building (the “Add-On Factor”). The Add-On Factor used to determine the rentable area of the Premises is 16% for partial floors of the Building leased by Tenant and 9% for full floors of the Building leased by Tenant.

ARTICLE 2

2.01 TERM. Subject to the other provisions hereof, and any exhibits hereto, this Lease shall be for a term commencing on the Initial Commencement Date with respect to the Initial Occupied Premises and each Subsequent Commencement Date with respect to each Subsequently Occupied Premises as applicable (defined below) and expiring with respect to the entire Premises on June 30, 2006 (the “Expiration Date”). Such term, as it may be modified, is herein called the “Term.”

2.02 COMMENCEMENT. As used herein, “Initial Commencement Date” means the first date on which Tenant commences to occupy all or any portion of the Premises (the “Initial Occupied Premises”). “Subsequent Commencement Date” shall refer to any date on which Tenant commences to occupy any additional portions of the Premises (the “Subsequently Occupied Premises”), in the event that Tenant does not occupy all of the Premises on the Initial Commencement Date. “Commencement Date” shall collectively refer to the Initial Commencement Date and any Subsequent Commencement Date. For purposes of this Lease, no Commencement Date shall be deemed to occur later than July 1, 1996.

Within five (5) days after the Initial Commencement Date and each Subsequent Commencement Date, Tenant shall execute and deliver to Landlord a declaration (in the form to be submitted by Landlord) specifying the date upon which the same occurred.

ARTICLE 3

3.01 BASE RENT. Tenant, in consideration for this Lease, agrees to pay to Landlord a base rental (“Base Rent”) according to the following schedule:

Time Period	Annual Base Rent Per Square Foot of Rentable Area within the Premises
Commencement Date through June 30, 1996	$6.50
July 1, 1996 through June 30, 1998	$10.00
July 1, 1998 through June 30, 2001	$10.80
July 1, 2001 through June 30, 2006	$15.00

Tenant shall pay Base Rent in equal monthly installments payable at Landlord’s address herein provided in legal tender of the United States of America, without notice, demand, counterclaim, set-off or abatement, in advance on the first day of each calendar month throughout the Term.

3.02 RENTAL ADJUSTMENT. Tenant’s pro rata share of all Operating Expenses (defined in Section 3.03 hereof) for purposes of rental adjustment is agreed to be 29.86% (“Tenant’s Pro Rata Share”). For the year 1996 hereinafter referred to as the “Base Year”, Tenant shall not be responsible for a Pro Rata Share of those Operating Expenses incurred during the Base Year. As soon as practical after the culmination of the Base Year and any succeeding calendar year during the Lease Term, Landlord shall provide to Tenant a good-faith estimate of Landlord’s Operating Expenses for the forthcoming year (“Estimated Operating Expense”). Beginning with January, 1997, in addition to the Base Rent, Tenant shall pay in advance on the first day of each calendar month during the Lease Term, installments equal to one-twelfth (1/12th) of Tenant’s Pro Rata Share of the Estimated Operating Expense for that year that exceeds the Base Year. Within one hundred fifty (150) days after the end of each calendar year during the Term, Landlord shall furnish to Tenant a statement certified by Landlord of the Actual Operating Expense (defined in Section 3.03 hereof) for the immediately preceding calendar year, which statement shall specify the various types of Operating Expenses and set forth Landlord’s calculations of Tenant’s Pro Rata Share thereof. If Tenant’s Pro Rata Share of the Estimated Operating Expense paid to Landlord during the previous calendar year exceeds Tenant’s Pro Rata Share of the Actual Operating Expense, then Landlord shall credit the difference to Tenant’s monthly Base Rent and Pro Rata Share payment until the difference has been set off or refund such difference to Tenant within fifteen (15) days after Landlord furnishes such statement to Tenant, at Tenant’s option. If Tenant’s Pro Rata Share of the estimated Operating Expense paid to Landlord during the previous calendar year falls short of Tenant’s Pro Rata Share of Actual Operating Expense, then within fifteen (15) days after Landlord furnishes such statement to Tenant, Tenant shall make a lump sum payment to Landlord equal to Tenant’s Pro Rata Share of the positive difference between the Actual Operating Expense and the Estimated Operating Expense theretofore paid by Tenant. As used in this Lease, the term “Rent” shall refer collectively to the Base Rent and all rental adjustments. If the lease Term commences on a day other than the first day of the month or calendar year, or terminates on a day other than the last day of a month or calendar year, then Tenant shall be required to pay only a pro rata portion of the installments and adjustments of rent due for such month or year. In the event that Tenant disagrees with Landlord’s computation of Operating Expenses, Tenant shall have the right exercisable within two (2) years following Tenant’s receipt of Landlord’s statement of Actual Operating Expense for the immediately preceding calendar year and upon advance scheduling with Landlord, to have Landlord’s books and records relating to Operating Expenses audited by a nationally recognized independent certified public accountant firm selected by Tenant. Such auditor may audit such books and records for any period within the term of this Lease that is not more than two (2) years prior to the review. No audits by contingency fee based consultants shall be permitted. However, the nationally recognized independent certified public accountant firm conducting any such audit may utilize certain consultants who are compensated on a contingency fee basis to assist such firm’s overall audit team. Audits will be conducted at the location where such books and records are customarily maintained and only during normal business hours. No books or records may be removed from the audit location. Copies of Landlord’s records shall be made at Tenant’s or such auditor’s expense and Landlord shall only be obligated to provide the reasonable, non-exclusive use of its copier(s) to such auditor. In the event such audit determines that Landlord’s computations were erroneous, an appropriate adjustment shall be made between Landlord and Tenant. If such audit determines that Tenant was overcharged by more than five percent (5%), Landlord shall promptly reimburse Tenant for all reasonable costs and expenses incurred by Tenant in connection with such audit.

3.03 OPERATING EXPENSES. Subject to the Base Year exclusion set forth in Section 3.02, “Operating Expenses” shall mean and include all amounts, expenses and costs of whatsoever nature incurred because of or in connection with the ownership, management, operation, repair, maintenance or security of the Project, all additional facilities which may be added to the Project, and Landlord’s personal property which may be utilized in connection therewith. Operating Expenses shall also include(a) the amortization of capital improvements which are primarily for the purpose of reducing Operating Expenses or which are required by governmental or quasi-governmental authorities; (b) the cost of all insurance relating to the Project as Landlord may elect to obtain in its discretion consistent with the practices of other owners of buildings in the Houston Galleria/West Loop area, which may include without limitation the cost of fire and extended coverage insurance, rental abatement insurance and liability insurance applicable to the Project and Landlord’s personal property used in connection therewith; (c) an equitable allocation of all costs and expenses of operating the on-site Project management office including but not limited to the rental and maintenance of the phone system, copier, computers and other office equipment; (d) a reasonable amortization of capital improvements which are undertaken by Landlord to retrofit or replace the Building heating ventilating and air conditioning system in order to comply with the Federal Clean Air Act; and (e) all taxes, assessments and governmental charges, whether or not directly paid by Landlord, whether federal, state, county or municipal and whether they be by taxing districts or authorities presently taxing the Project or by others subsequently created or otherwise, and any other taxes and assessments attributable to the Project or its operation, excluding, however, federal and state taxes on income, death taxes, franchise taxes, and any taxes imposed or measured on or by the income of Landlord from the operation of the Project; provided, however, that if at any time during the term of this Lease, the present method of taxation or assessment shall be so changed that the whole or any part of the taxes, assessments, levies, impositions or charges now levied, assessed or imposed on real estate and the improvements thereto shall be discontinued and as a substitute therefor, or in lieu of an addition thereto, taxes, assessments, levies, impositions or charges shall be levied, assessed and/or imposed wholly or partially as a capital levy or otherwise on the rents received from the Project or the rents reserved herein or any part thereof, then such substitute or additional taxes, assessments, levies, impositions or charges, to the extent so levied, assessed or imposed, shall be deemed to be included within Operating Expenses to the extent that such substitute or additional tax would be payable if the Project were the only property of the Landlord subject to such tax. It is agreed that Tenant will be responsible for ad valorem taxes on its personal property and on the value of the leasehold improvements in the Premises to the extent that the same exceed Building standard allowances (and if the taxing authorities do not separately assess Tenant’s leasehold improvements, Landlord may make a reasonable allocation of the ad valorem taxes assessed on the Project to give effect to this sentence). Operating Expenses shall be determined on an accrual basis in accordance with generally accepted accounting principles consistently applied.

Operating Expenses shall not include the following items:

(a) Depreciation and amortization.

(b) Costs of correcting defects in the Project, the Garage, or in the equipment used therein and the replacement of defective equipment to the extent such costs are covered by warranties of manufacturers, suppliers, or contractors, or are otherwise borne by parties other than Landlord, except that conditions resulting from ordinary wear and tear will not be deemed defects for the purpose of this category.

(c) Costs of bringing the Project (but specifically not the Premises) into compliance with any codes, laws, rules, regulations, ordinances, or any other governmental rules or requirements in effect on or before the date of this Lease, including, without limitation, the Americans With Disabilities Act of 1990, and the Texas Architectural Barriers Act of 1991 as amended, and the regulations adopted thereunder on or before the date of this Lease.

(d) Costs of repairs or other work occasioned by fire, windstorm, or other casualty of an insurable nature under customary all risk-coverage or by the exercise of the right of eminent domain to the extent that Landlord is compensated therefor through proceeds of insurance or condemnation awards, or would have been reimbursed if Landlord has in force all of the insurance required to be carried by Landlord under the provisions of this Lease.

(e) Capital costs incurred in connection with the original construction of the Building and any major changes to same, including but not limited to additions or deletions of floors, renovations to common areas (excluding the repair, alteration, addition, replacement or change that is the result of normal wear and tear or part of normal Project or Building maintenance) and upgrades of major Building systems (whether incurred directly or through a lease or service contract or otherwise) other than amortization of the cost of capital (and the installation thereof) items which are reasonably expected to reduce Operating Costs for the benefit of all of the Building’s tenants or which may be required due to a new law or change in an existing law applicable to the Building, or any new interpretation thereof (all of such costs, including interest costs, shall be amortized over the reasonable life of the capital items, with a reasonable life and amortization schedule being determined by Landlord according to generally accepted accounting principles).

(f) Any losses due to uncollected rent or fees or reserves for bad debts.

(g) Any expenses that are billed directly to or separately paid by another tenant or other third party.

(h) Costs of preparation of space, including tenant buildout, renovating, or otherwise improving, changing, decorating, or redecorating space, and advertising and promotional expenses for new tenants, prospective tenants, or other occupants in the Project, or vacant space in the Project.

(i) Costs incurred in removing the property or improvements of former tenants or other occupants of the Project.

(j) Architectural fees, leasing commissions, attorneys’ fees, costs and disbursements, and other expenses incurred in connection with negotiations or dispute with tenants, prospective tenants, or other occupants of the Project and any such expenses incurred in connection with this Lease.

(k) Specific costs incurred for third parties (including other tenants) for services or benefits which are not available to Tenant at no cost.

(l) All utility costs for which Tenant or other tenants directly contract with local utility companies.

(m) Costs incurred due to acts of any other tenant causing an increase in the rate of insurance on the Project or its contents.

(n) Fines, interest penalties, legal fees, and costs of litigation incurred due to late payment of taxes (except for penalties associated with Landlord’s good faith contest of real estate taxes, utility bills, ground rentals, or mortgage debt, and other such costs incurred by Landlord’s failure to make such payments when due).

(o) Penalties, fines and other costs incurred due to violations or alleged violations by Landlord, any other Tenant, or other occupant of any laws, rules, regulations codes or ordinances and costs incurred due to the violations by Landlord, any other Tenant, or other occupant of the terms and conditions of any lease or other rental arrangement covering space in the Project.

(p) Salaries of employees above the grade of Building manager.

(q) Costs of Landlord’s general overhead and general administrative expenses, and costs for Landlord’s professional fees not directly attributable to the operation or management of the Building, including, without limitation, accounting fees associated with Landlord’s ownership of the Project, and any management fee in excess of 5% of total gross rentals for the Building.

(r) Compensation paid to clerks, attendants, and other persons and all other costs incurred in the operation by Landlord of any commercial concession serving the Project.

(s) Ground rentals, payment of principal and interest on debt (and other debt costs), amortization payments on any mortgage or mortgages executed by Landlord covering the Project (or any portion thereof) (except to the extent that any of the foregoing may include payments or prepayments of insurance premiums or taxes that would be included in Operating Expenses if paid directly by Landlord), rental concessions, and negative cash flow guarantees.

(t) Costs incurred in connection with the sale, refinancing, mortgaging, or selling or change of ownership of the Project, including but not limited to brokerage commissions, attorneys’ and accountants’ fees, loan brokerage fees, closing costs, interest charges, and taxes.

(u) Estate and inheritance taxes; franchise, succession and transfer taxes.

(v) All costs incurred by Landlord in connection with any dispute relating to the Landlord’s title to or ownership of the Project.

(w) Contributions to charitable organizations.

(x) Expenses and costs relating in any way whatsoever to the identification, testing, monitoring and control, encapsulation, removal, replacement, repair, or abatement of any hazardous materials within the Project.

(y) Costs and expenses for owning, leasing and maintaining paintings, sculptures or other works of art.

The “Actual Operating Expense” shall equal the Operating Expenses actually incurred for the calendar year. Notwithstanding any provision contained herein to the contrary, and subject to the Base Year exclusions set forth in Section 3.02, if less than 95% of the total square feet of rentable area in the Building is occupied by tenants, or Landlord is not supplying services to 95% of the total square feet of rentable area of the Building at any time during calendar year, Operating Expenses for such calendar year shall be determined to be an amount equal to the like expense which would normally be expected to be incurred had such occupancy been 95% of the Building’s total square feet of rentable area and had Landlord been supplying services to 95% of the Building’s total square feet of rentable area through such calendar year.

3.04 ABATEMENT OF RENT. Notwithstanding anything to the contrary contained herein, Landlord hereby agrees that in consideration for the execution of this Lease by Tenant, and as an inducement to Tenant to so execute this Lease, the payment of Rent accruing for the period commencing July 1, 1996 through September 30, 1996 is hereby waived by Landlord and Tenant shall have no obligation to pay same, subject to Section 13.02 below.

ARTICLE 4

4.01 USE. Tenant shall use and occupy the Premises only for office purposes and for no other purposes. Tenant shall not do or permit anything to be done in or about the Premises nor bring or keep anything therein that will in any way increase the existing rate of or affect any fire or other insurance upon the Project or any of its contents, or cause cancellation of any insurance policy covering the Project or any part thereof or any of its contents. Tenant shall not do or permit anything to be done in or about the Premises that will in any way obstruct or interfere with the rights of other tenants or occupants of the Project or injure or annoy them or tend to lower the first class character of the building or create unreasonable elevator loads or otherwise interfere with standard Building operations. Tenant shall not permit any nuisance in, on or about the Premises. Tenant shall not commit or suffer to be committed any waste in or upon the Premises. Tenant shall not use the Premises or permit anything to be done in or about the Premises that will in any way conflict with any private restrictive covenant, law, statute, ordinance or any rule or regulation of Landlord or any governmental or quasi-governmental authority now in force or that may hereafter be enacted or promulgated.

ARTICLE 5

5.01 LANDLORD’S SERVICES. Provided Tenant is not in Default hereunder, Landlord shall, at Landlord’s expense, except as provided to the contrary in this Lease, furnish to Tenant the following services:

(a) Subject to curtailment as required by governmental laws, rules or regulations, air conditioning and central heat, in season, at such temperatures and in such amounts as are deemed by Landlord to be standard for first class office buildings in the Houston Galleria/West Loop area, during normal Building hours, which are presently scheduled to be 7:00 a.m. through 6:00 p.m. on weekdays and 8:00 a.m. through 1:00 p.m. on Saturdays, exclusive of normal business holidays (“Normal Building Hours”). Normal business holidays for purposes of this Lease shall include, without limitation, New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, the Friday following Thanksgiving Day and Christmas Day. If in the case of any holiday described herein a different day shall be observed than the respective day described, then the day which constitutes the day observed by national banks in (Houston, Texas) on account of such holiday shall constitute the holiday under this Lease.

(b) Janitorial services in the Premises and public portions of the Building for all days except Saturdays, Sundays, and normal business holidays according to Landlord’s standards consistent with Exhibit J attached hereto and made a part hereof for all purposes.

(c) Water at those points of supply provided for drinking, toilet, and lavatory purposes.

(d) Normal and customary routine maintenance for all public, structural, and exterior portions of the Project including Building common areas, all base Building systems, the roof, the foundation, and the Garage consistent with the standards of a first-class office building in the Houston Galleria/West Loop area.

(e) Electric lighting service for all public portions of the Project in the manner and to the extent deemed by Landlord to be consistent with the standards of a first class office building in the Houston Galleria/West Loop area.

(f) Non-exclusive automatic passenger elevator service at all times for access to and egress from the Premises subject to reasonable limitations (in scope and duration) for the performance of maintenance and repair obligations of Landlord with respect to such elevators. Freight elevator service, in common with other tenants, shall be provided during Normal Building Hours. Tenant’s freight elevator usage must be scheduled in advance with Landlord.

(g) Sufficient electrical capacity during Normal Building Hours to operate typewriters, calculating machines, photocopying machines, personal computers, laser printers, facsimile machines, telephone switching equipment, and other machines of similar low electrical consumption (120/208 volts connected load); in an amount up to (i) four (4) watts per square foot of net rentable area on full floors of the Building comprising the Premises (floors 6, 9, 10 and 11) (exclusive of electrical power which is used to operate base Building air conditioning equipment and Building standard light fixtures) and (ii) 1.5 watts per square foot of net rentable area on multi-tenant floors within the Premises. In no event shall Tenant utilize any office equipment that consumes more than 0.5 kilowatts per hour at rated capacity or requires a voltage other than one hundred twenty (120) volts single phase without Landlord’s prior written consent not to be unreasonably withheld in which Landlord as a condition to granting such consent, may require that such equipment be separately metered at Tenant’s expense. Tenant acknowledges that reasonable bases for Landlord’s withholding of consent to such excess usage include (i) additional capacity does not exist with respect to the area(s) of the Premises in question or (ii) Tenant’s excess usage would diminish Landlord’s ability to provide Building standard electrical capacity to other tenant(s) of the Building. Tenant shall pay all costs attributable to electrical power consumption in excess of (i) four (4) watts per square foot of net rentable area on full floors of the Building comprising the Premises (floors 6, 9, 10 and 11) (exclusive of electrical power which is used to operate base Building air conditioning equipment and Building standard light fixtures) and (ii) 1.5 watts per square foot of net rentable area on multi-tenant floors within the Premises and Landlord, may at its option, and at Tenant’s expense, submeter all or any portion of such excess electrical consumption. Should the total actual electrical power usage of Tenant’s machines and equipment located in the Premises exceed (i) four (4) watts per square foot of net rentable area on full floors and (ii) 1.5 watts per square foot of net rentable area on multi-tenant floors and such power consumption necessitates installation by Landlord of additional electrical equipment in excess of Building standard, the same shall be installed, operated and maintained by Landlord, and Tenant shall reimburse Landlord for the actual and reasonable out-of-pocket costs for such installation, operation and maintenance. If the heat generated by the operation of Tenant’s electrical equipment requires air conditioning in excess of Building standard air conditioning, the same shall be installed, operated and maintained by Landlord, and Tenant shall reimburse Landlord for the actual and reasonable costs for such installation, operation and maintenance. In addition, Tenant may, at its expense, hook up its emergency lighting requirements (not to exceed one lumen per square foot per floor) and emergency exit lights to the Building emergency generator system. Landlord shall have the right to perform a load analysis of Tenant’s electrical equipment from time to time to determine Tenant’s compliance with this paragraph.

(h) Building security personnel and/or equipment to limit access to the Building at times other than during Normal Building Hours; provided, however, TENANT EXPRESSLY ACKNOWLEDGES AND AGREES THAT LANDLORD IS NOT WARRANTING THE EFFICACY OF ANY SUCH SECURITY PERSONNEL, SERVICE, PROCEDURES OR EQUIPMENT AND THAT TENANT IS NOT RELYING AND SHALL NOT HEREAFTER RELY ON ANY SUCH PERSONNEL SERVICE, PROCEDURES OR EQUIPMENT. LANDLORD SHALL NOT BE RESPONSIBLE OR LIABLE IN ANY MANNER FOR FAILURE OF ANY SUCH SECURITY PERSONNEL, SERVICES, PROCEDURES OR EQUIPMENT TO PREVENT OR CONTROL OR APPREHEND ANYONE SUSPECTED OF PERSONAL INJURY OR PROPERTY DAMAGE IN, ON OR AROUND THE PROJECT. In addition, Landlord shall have no responsibility to prevent, and shall not be liable to Tenant for, and shall be indemnified by Tenant against, liability or loss to Tenant, its agents, employees and visitors arising out of losses due to theft, burglary, or damage or injury to persons or property caused by persons gaining access to the Building or the Premises, except for any damage or injury caused by Landlord’s gross negligence or willful misconduct, and Tenant hereby releases Landlord from all liability relating thereto.

(i) Window washing services for the outside portions of the Building at least two (2) times per calendar year.

(j) Replacement of fluorescent light bulbs and ballasts in any fluorescent light fixtures which are located in the Premises and which contain the Building standard light fixture, and bulbs and ballasts in all public areas of the Project.

5.02 ADDITIONAL SERVICE COST. Tenant shall pay Landlord, upon demand, such additional amounts as are necessary to recover additional costs incurred by Landlord in performing or providing janitorial, maintenance, security, or other services or requirements of Tenant (and in paying additional taxes) as to any non-Building standard installations in the Premises. Tenant must schedule air conditioning and heating usage for times other than during Normal Building Hours in advance with Landlord in accordance with the Building Rules and Regulations attached hereto as Exhibit D. Tenant shall pay Landlord, upon demand, monthly as billed charges for providing air conditioning, and heating at times other than during Normal Building Hours (at Landlord’s cost therefor which includes an allocation for Landlord’s amortization of equipment and actual administrative costs provided that Landlord upon Tenant’s request provides Tenant with reasonably satisfactory detail supporting the actual incurrence of such costs by Landlord). The formulas for determining Tenant’s costs of after hours air conditioning and heating usage are provided in Exhibit L attached hereto and made a part hereof for all purposes:

Tenant’s use or consumption of after hours heating and air conditioning shall not violate Section 5.01 hereof, without Landlord’s prior written consent. In the event that Tenant disagrees with Landlord’s computation of Landlord’s cost for metered electricity billed to Tenant for air conditioning and heating, Tenant shall have the right to have Landlord’s records audited by a nationally recognized independent certified public accountant firm selected by Tenant. In the event such audit determines that Landlord’s computations were erroneous, an appropriate adjustment shall be made between Landlord and Tenant. If such audit determines that Tenant was overcharged for electricity for air conditioning and heating, by more than five percent (5%), Landlord shall promptly reimburse Tenant for all reasonable costs and expenses incurred by Tenant in connection with such audit. No contingency fee based audits shall be permitted.

Tenant shall also have the right, at Tenant’s sole cost and expense, to install, operate and maintain two (2) condenser units on the roof of the Building for providing supplemental air conditioning and heating service to Tenant’s computer room. The design, configuration and location of such equipment must comply with applicable code requirements and are subject to Landlord’s prior written approval which shall not be unreasonably withheld. The installation and maintenance of such equipment shall be performed under Landlord’s supervision. Tenant shall pay all utility costs with respect to the operation and use of such equipment, such utility costs to be separately metered at Tenant’s expense.

5.03 SERVICE INTERRUPTION. To the extent any of the services described above require electricity, gas, water or other services supplied by public utilities, Landlord’s covenants hereunder shall impose on Landlord only the obligation to use its good faith efforts to cause the applicable public utilities to furnish the same. Any failure or defect in the services described above due to any cause beyond the reasonable control of Landlord (and not caused by Tenant) shall not be construed as an eviction of Tenant nor entitle Tenant to any reduction, abatement, offset, or refund of Rent or to any damages from Landlord on account thereof. In the event of any failure by Landlord to furnish any of such services to any extent, or any cessation thereof, due to malfunction of any equipment or machinery, Landlord’s failure to maintain such equipment or machinery, Landlord’s negligence, or any other cause within the reasonable control of Landlord (a “Service Interruption Within Landlord’s Control”) (and not caused by Tenant), Tenant shall not be entitled to any reduction, abatement, offset, or refund of Rent or to any damages from Landlord on account thereof. Landlord will utilize reasonable efforts following receipt of written notice from Tenant (except in the event of an emergency when oral notice followed by written notice shall be sufficient) to promptly repair during Normal Building Hours said equipment or machinery and to restore such services as soon thereafter as is reasonably practicable. Notwithstanding the foregoing, if any Service Interruption Within Landlord’s Control renders all or any portion of the Premises untenantable, and such failure or cessation continues for five (5) consecutive business days, Rent with respect to the untenantable portion of the Premises shall be abated thereafter until such services are restored or the affected portion(s) of the Premises are otherwise returned to a tenantable condition. In addition, if all or substantially all of the Premises are rendered untenantable due to a Service Interruption Within Landlord’s Control with respect to a critical service (i.e., HVAC, electricity, water and/or elevator service) for a period of ninety (90) consecutive days, Tenant shall have the right to terminate this Lease by written notice to Landlord at any time thereafter and prior to the date such critical service(s) are restored or the Premises are otherwise restored to a tenantable condition. The Premises shall be considered “untenantable” if they are not reasonably usable by Tenant for Tenant’s intended use. Tenant’s sole remedy with respect to a Service Interruption Within Landlord’s Control beyond five (5) consecutive business days shall be an abatement of Rent, as provided in this Section 5.03.

ARTICLE 6

6.01 ALTERATIONS. Tenant shall not make or allow to be made any alterations, installations, additions or improvements in or to the Premises, or place safes, vaults or other heavy furniture or equipment within the Premises, without Landlord’s prior written consent. All alterations, installations, additions or improvements, other than movable furniture and movable trade fixtures, made by Tenant to the Premises shall remain upon and be surrendered with the Premises and become the property of Landlord at the expiration or termination of this Lease or the termination of Tenant’s right to possession of the Premises; provided, however, that Tenant may remove any trade fixtures, office furniture and equipment if (a) such removal is made prior to the expiration or termination of the Lease, (b) Tenant is not in Default under the Lease at the time of such removal, and (c) Tenant promptly repairs all damage caused by such removal in a good and workmanlike manner prior to the expiration or termination of the Lease. Notwithstanding the foregoing, Landlord may require Tenant, at Tenant’s cost, to remove any or all of such items that either are not Building standard items or which are Building standard items that exceed Building standard quantities upon the expiration or termination of this Lease or the termination of Tenant’s right to possession of the Premises if designated by Landlord in writing at the time of Landlord’s approval of the plans and specifications for such non-Building standard item. Tenant shall make, or reimburse Landlord for the cost of, all repairs to the Premises and/or Project for damage resulting from any removal by Tenant of its property to be removed in accordance with this Article 6. All work shall be completed promptly and in a good and workmanlike manner and shall be performed in such a manner that no mechanic’s, materialman’s or other similar liens shall attach to Tenant’s leasehold estate, and in no event shall Tenant permit, or be authorized to permit, any such liens or other claims to be asserted against Landlord or Landlord’s rights, estate and interests with respect to the Project or this Lease. Landlord may require, at Tenant’s sole cost and expense, a lien and completion bond in an amount equal to the estimated cost of any improvements, additions or alterations in the Premises.

6.02 TENANT REPAIRS. By taking possession of the Premises, Tenant shall be deemed to have accepted the Premises as being in good, sanitary order, condition and repair. Tenant shall, at Tenant’s sole cost and expense, keep the Premises in good condition and repair, damage thereto from causes beyond the reasonable control of Tenant and ordinary wear and tear damage excepted. Any injury or damage to the Premises or Project, or the appurtenances or fixtures thereof, caused by or resulting from the act, omission or neglect of Tenant or Tenant’s employees, servants, agents, invitees, assignees, or subtenants shall be repaired or replaced by Tenant, or at Landlord’s option by Landlord, at the expense of Tenant. If Tenant fails to maintain the Premises or fails to repair or replace any damage to the Premises or Project resulting from the negligence or intentional act of Tenant, its employees, servants, agents, invitees, assignees or subtenants, Landlord may, but shall not be obligated to, cause such maintenance, repair or replacement to be done, as Landlord deems necessary, and Tenant shall immediately pay to Landlord all costs related thereto plus a charge for overhead of 7% of such costs.

6.03 LANDLORD REPAIRS. Landlord shall keep all public, structural, and exterior portions of the Project including Building common areas, all base Building systems, the roof, the foundation, and the Garage in good condition and repair, damage thereto from causes beyond the reasonable control of Landlord and ordinary wear and tear damage excepted. Unless otherwise stipulated herein, Landlord shall not be required to make any improvements to or repairs of any kind or character to the Premises during the term of this Lease, except such repairs to Building standard improvements and non-Building standard improvements as are required by Landlord’s maintenance of Building systems and equipment. Notwithstanding any provisions of this Lease to the contrary, all repairs, alterations or additions to the base Building or its systems (as opposed to those involving only Tenant’s leasehold improvements), and all repairs, alterations or additions to Tenant’s non-Building standard leasehold improvements which affect the Building’s structural components or mechanical, electrical or plumbing systems, made by or for or on behalf of Tenant shall be made by Landlord or its contractor only, and shall be paid for by Tenant in an amount equal to Landlord’s costs plus an additional charge of 7%.

6.04 Intentionally Deleted.

6.05 COMPLIANCE WITH LAWS. (a) Landlord shall use its diligent good faith efforts to comply with all laws, ordinances, orders, rules, regulations and other requirements of governmental authority, whether now in force or hereafter enacted, which impose any duty with respect to or otherwise relate to (i) the design, construction, use, condition, occupancy, maintenance, or alteration of the public, structural, and exterior portions of the Project including Building common areas, sidewalks, entrances, access ramps, ground floor elevator lobby (but excluding tenant leased areas) and base Building systems, and (ii) the leasing of space within the Building, including, without limitation, (x) the Americans with Disabilities Act of 1990 and the Texas Architectural Barriers Act of 1991, and the rules and regulations promulgated in connection therewith (collectively, the “ADA”), and any amendments thereto; (y) the Life Safety provisions of the City of Houston Building Code, and any amendments thereto; and (z) the Federal Clean Air Act, and the rules and regulations promulgated in connection therewith, and any amendments thereto, all as promulgated as of the date of this Lease and all as interpreted by Landlord in its good faith judgment. Landlord indemnifies and holds harmless Tenant from and against any and all claims or liabilities resulting from, or attributable to, Landlord’s obligations under this Section 6.05(a) irrespective of Landlord’s exercise of good faith judgment in interpreting any such laws.

(b) Tenant shall use its diligent good faith efforts to use or occupy, and to cause its visitors, employees, contractors, agents and invitees to use or occupy the Premises in compliance with all laws, ordinances, orders, rules, regulations and other requirements of governmental authority, whether now in force or hereafter enacted, which impose any duty with respect to or otherwise relate to the design, construction, use, condition, occupancy, maintenance, or alteration of the Premises, including, without limitation, (i) the Americans with Disabilities Act of 1990 and the Texas Architectural Barriers Act of 1991, and the rules and regulations promulgated in connection therewith (collectively, the “ADA”), and any amendments thereto; (ii) the Life Safety provisions of the City of Houston Building Code, and any amendments thereto, and (iii) the Federal Clean Air Act, and the rules and regulations promulgated in connection therewith, and any amendments thereto, all as promulgated as of the date of this Lease and all as interpreted by Tenant in its good faith judgment. Tenant indemnifies and holds harmless Landlord from and against any and all claims or liabilities resulting from, or attributable to, Tenant’s obligations under this Section 6.05, (b) irrespective of Tenant’s exercise of good faith judgment in interpreting any such laws.

Additional ADA compliance items are addressed in Exhibit C hereto, and, in the event of conflict between this Section 6.05 and Exhibit C, Exhibit C shall control.

ARTICLE 7

7.01 LANDLORD INSURANCE. Landlord shall maintain fire and extended coverage insurance on the Project. Such insurance shall be maintained with a reputable insurance company authorized to do business in the State of Texas, and in such amounts as Landlord may deem appropriate, provided, however, that such amounts shall in no event be less than 80% of the replacement cost (unless pursuant to an agreed value endorsement). In addition, Landlord shall maintain a policy or policies of comprehensive general liability insurance, affording minimum protection of not less than $2,000,000 combined single limit for personal injury and property damage. Landlord shall provide Tenant with certificates of insurance of such policies upon Tenant’s written request. Such insurance shall be an “Operating Expense” as defined in Section 3.03 hereof. Such insurance shall be for the sole benefit of Landlord and, if required, Landlord’s mortgagee. If the annual premiums to be paid by Landlord exceed the standard rates because of Tenant’s operations within or contents of the Premises or because improvements to the Premises are beyond Building Standard, Tenant shall promptly pay the excess amount of the premium upon request by Landlord (and if necessary, Landlord may allocate the insurance costs of the Building to give effect to this sentence).

7.02 TENANT INSURANCE. Tenant shall, at Tenant’s expense, fully insure its property located in the Premises against fire and other casualty and shall maintain comprehensive general liability insurance insuring Landlord and Tenant against any liability arising out of ownership, use, occupancy or maintenance of the Premises and all areas appurtenant thereto, including contractual liability insurance (with respect to Section 7.04 hereof), with insurance companies approved by Landlord and with limits of liability of at least $2,000,000 with respect to death of or injuries to one or more persons in any one occurrence, and at least $2,000,000 with respect to loss of or damage to property in any one occurrence. Tenant shall cause Landlord to be named as an additional insured under such policies and shall, not less than twenty (20) days prior to (a) the Commencement Date, and (b) the expiration of old policies, furnish Landlord with certificates of insurance with loss payable clauses satisfactory to Landlord, provided, however, that Tenant shall only be required to name Landlord as an additional insured to the extent that liability is assumed by Tenant under this Lease or to the extent of Tenant’s indemnity obligations in favor of Landlord. The limit of such insurance shall not, however, limit the liability of Tenant hereunder. Tenant may carry such insurance under a blanket policy, provided such insurance has a Landlord’s protective liability endorsement attached thereto. If Tenant fails to procure and maintain said insurance, Landlord may, but shall not be required to, procure and maintain same, but at the expense of Tenant. No policy shall be cancelable or subject to reduction of coverage except after thirty (30) days prior written notice to Landlord.

7.03 WAIVER OF SUBROGATION. Whenever (a) any loss, cost, damage or expense resulting from fire, explosion or any other casualty or occurrence is incurred by either of the parties to this Lease in connection with the Premises or the Project, and (b) such party is then covered (or is required under this Lease to be covered) in whole or in part by insurance with respect to such loss, cost, damage or expense, then the party so insured (or required to be insured) hereby releases the other party from any liability it may have on account of such loss, cost, damage or expense to the extent of any amount which is recoverable by reason of such insurance, or which would have been recoverable had such insurance been carried and waives any right of subrogation which might otherwise exist on account thereof, and each party shall cause such insurance policies to contain provisions or endorsements wherein each insurer waives its rights of recovery against such parties, provided that such release of liability and waiver of the right to subrogation shall not be operative in any case where the effect thereof is to invalidate such insurance coverage or increase the cost thereof (provided, that in the case of increased cost, the other party shall have the right, within thirty (30) days following written notice, to pay such increased costs, thereupon keeping such release and waiver in full force and effect).

7.04 INDEMNITY. Tenant hereby indemnifies and holds Landlord harmless from and against any and all claims (including all costs, attorney’s fees, expenses and liabilities incurred in or related to any such claim) resulting from damage to property, or from injury or death of persons occurring in the Premises or in or about any other portion of the Project during the term of this Lease and any renewal terms to the extent such claims result from the negligent or willful act or omission of Tenant or any officer, agent, employee, contractor, guest or invitee of Tenant; provided, however, that the foregoing indemnity shall not apply (i) to the extent such claims result from the negligent or willful act or omission of Landlord or any officer, agent, employee, contractor, guest or invitee of Landlord, (ii) to the extent Landlord is compensated for such claims by any of the insurance policies required to be maintained by Tenant or Landlord under this Lease, or (iii) to the extent Landlord would have been compensated by any of the insurance policies required to be maintained by Landlord under this Lease.

Landlord hereby indemnifies and holds Tenant harmless from and against any and all claims (including all costs, attorney’s fees, expenses and liabilities incurred in or related to any such claim) resulting from damage to property, or from injury or death of persons occurring in the common areas of the Project or in or about any other portion of the Project during the term of this Lease and any renewal terms to the extent such claims result from the negligent or willful act or omission of Landlord or any officer, agent, employee, contractor, guest or invitee of Landlord; provided, however, that the foregoing indemnity shall not apply (i) to the extent such claims result from the negligent or willful act or omission of Tenant or any officer, agent, employee, contractor, guest or invitee of Tenant, (ii) to the extent Tenant is compensated for such claims by any of the insurance policies required to be maintained by Tenant or Landlord under this Lease, or (iii) to the extent Tenant would have been compensated by any of the insurance policies required to be maintained by Tenant under this Lease.

ARTICLE 8

8.01 CASUALTY. If the Premises or Project, or any portion of either, shall be damaged by fire or other casualty covered by the insurance carried by Landlord hereunder and the cost of repairing such damage shall not be greater than 10% of the then full replacement cost thereof, then, subject to the following provisions of this Article, Landlord shall diligently proceed to repair the Premises and/or Project. If the Premises or Project shall be damaged (a) by fire or other casualty not covered by insurance carried by Landlord hereunder, (b) by fire or other casualty covered by insurance carried by Landlord hereunder and Landlord’s mortgagee requires that such insurance proceeds be used to retire the mortgage debt, or (c) to an extent greater than 10% of the then full replacement cost thereof, then Landlord shall have the option (i) to repair or reconstruct the damaged Premises or Project to substantially the same condition as immediately prior to such fire or other casualty, or (ii) to terminate this Lease by so notifying Tenant within thirty (30) days following Landlord’s receipt of its insurance adjustment (which Landlord shall promptly apply for following the occurrence of such fire or casualty) after the date of such fire or other casualty, such termination to be effective as of the date of such fire or other casualty. The Rent required to be paid hereunder shall be abated in proportion to the portion of the Premises, if any, which is rendered untenantable (as defined in Section 5.03 hereof) by fire or other casualty hereunder until repairs of the Premises are completed, or if the Premises are not repaired, until the Expiration Date hereunder commencing as of the date of such fire or casualty. Other than such rental abatement, no damages, compensation or claims shall be payable by Landlord for loss of the use of the whole or any part of the Premises, Tenant’s personal property, or any inconvenience, loss of business, or annoyance arising from any such repair and reconstruction. If the damage results from the fault or negligence of Tenant, its agents, employees, licensees or invitees, Tenant shall not be entitled to any abatement or reduction of any Rent or other sums due hereunder, and such damage shall be repaired by Tenant, or at Landlord’s option by Landlord, at Tenant’s expense. If this Lease is terminated as provided in (c) (ii)

above, all Rent shall be apportioned and paid up to the date of such termination. Landlord shall not be required to repair or replace any furniture, furnishings, or other personal property that Tenant may be entitled to remove from the Premises or any property constructed and installed by or for Tenant pursuant to Section 6.01 hereof or any installations in excess of building standard. In the event (i) in the opinion of a reputable third party contractor selected by Landlord within twenty (20) days following Landlord’s receipt of its insurance adjustment, such repairs and/or reconstruction cannot reasonably be substantially completed using diligent efforts within one hundred twenty (120) days after the date of the commencement of such repair and/or reconstruction work or (ii) Landlord commences such repairs and/or reconstruction and such repairs and/or reconstruction are not substantially completed using diligent efforts within one hundred eighty (180) days after the date of Landlord’s receipt of its insurance adjustment, Tenant may terminate this Lease effective as of the date of the occurrence of such fire or casualty by delivering written notice of termination to Landlord.

8.02 END OF TERM CASUALTY. Notwithstanding anything to the contrary in this Article, Landlord shall not have any obligation whatsoever to repair, reconstruct or restore the Premises or the Project when the damage resulting from any casualty covered under this Article occurs during the last twelve (12) months of the Term or any extension thereof.

ARTICLE 9

9.01 CONDEMNATION. If more than 20% of the Premises should be taken for any public or quasi-public use, by right of eminent domain or otherwise, or should be sold in lieu of condemnation, then either party hereof shall have the right, at its option, to terminate this Lease as of the date when physical possession of the Premises is taken by the condemning authority. If 20% or less of the Premises is so taken or sold or if this Lease is not terminated upon any taking or sale of greater than 20% of the Premises, the Rent payable hereunder shall be abated in proportion to the portion of the Premises which is rendered untenantable (as defined in Section 5.03 hereof) by such condemnation, and Landlord shall, to the extent Landlord deems feasible and if permitted by Landlord’s mortgagee, ground lessor or other secured party, restore the Premises to substantially its former condition, but Landlord shall not in any event be required to spend for such work an amount in excess of the amount received by Landlord as compensation for such taking. If any part of the Project other than the Premises may be so taken or sold, and Landlord determines in its good faith judgment that such taking renders the operation of the remainder of the Project not economically feasible, Landlord shall have the right at its option to terminate this Lease as of the date when physical possession of such part of the Project is taken by the condemning authority. All amounts awarded upon taking of any part or all of the Project or the Premises shall belong to Landlord and Tenant shall not be entitled to, and expressly assigns all claims, rights and interests to, any such compensation to Landlord; provided, however, that Landlord shall have no interest in any condemnation award made to Tenant for loss of business or good will or for the taking of Tenant’s fixtures and improvements.

ARTICLE 10

10.01 ENTRY. Landlord, its agents, employees and representatives, shall have the right to enter the Premises during Normal Building Hours at any time upon reasonable advance written notice to Tenant under the circumstances (but no notice shall be required in the case of janitorial services, changing light bulbs, routine maintenance or an emergency) to show the Premises to prospective Tenants or purchasers or for any purpose that Landlord may reasonably deem necessary for the operation and maintenance of the Project. Tenant hereby waives any claim for damages or for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned by such entry except for any damage to Tenant’s property which results directly from the gross negligence or willful misconduct of Landlord or Landlord’s officers, agents, employees, contractors, guests or invitees. For each of the aforesaid purposes, Landlord shall at all times have and retain a key and/or access cards as applicable with which to unlock all of the doors in, upon and about the Premises, excluding Tenant’s vaults, safes and files. Landlord shall have the right to use any and all means which Landlord may deem proper to open the doors in, upon and about the Premises in an emergency in order to obtain entry to the Premises without liability to Tenant, except for any failure to exercise due care for Tenant’s property. Tenant shall have the right to install, operate and maintain, at Tenant’s expense, a card key access system with respect to the Premises and stairwell access on the full floors of the Building leased by Tenant subject to Landlord’s prior written approval of all plans, specifications and installation of same, such approval not to be unreasonably withheld or delayed. Such access system must conform with all applicable code requirements, be compatible with the Building card access system and shall not interfere with, or impede, any Building stairwell doors designated as re-entry doors by Landlord in accordance with Exhibit C hereto.

ARTICLE 11

11.01 SUBORDINATION. This Lease is and shall be subject and subordinate to any and all ground or similar leases affecting the Project, and to all mortgages, deeds of trust, and security agreements that may now or hereafter encumber or affect the Project or any interest of Landlord therein and/or the contents of the Building, and to any advances made on the security thereof and to any and all increases, renewals, modifications, consolidations, replacements and extensions of any such leases, mortgages, deeds of trust and/or security agreements. This clause shall be self-operative and no further instrument of subordination need be required by any owner or holder of such ground lease, mortgage, deed of trust or security agreement. Tenant agrees to execute and return any estoppel certificate, consent or agreement reasonably requested by any such lessor, mortgagee, trustee or secured party in connection with this Section within ten (10) business days after receipt of same, provided such subordination agreement includes an agreement upon the part of the mortgagee, lessor or secured party that in the event of enforcement of such ground lease, mortgage, deed of trust or security agreement, this Lease will not be terminated and Tenant will not be disturbed in the possession and use of the Premises pursuant to this Lease unless and until (i) Tenant shall be in Default under this Lease, (ii) Tenant has been given notice of such Default (if any)

as provided in this Lease, (iii) Tenant has failed to remedy such Default within the time provided in this Lease, (iv) notice of termination of this Lease has been given if and to the extent provided in this Lease, and (v) such person succeeding to the interest of Landlord shall be bound to Tenant, and Tenant shall be bound to such person succeeding to the interest of Landlord, under all the terms of this Lease, for the balance of the term hereof then remaining, subject to any remaining renewal options, with the same force and effect as if such person were the original landlord under this Lease. However, such successor to Landlord’s interest shall not be bound by (i) any payment of Rent for more than one month in advance (except prepayments for security deposits, if any), (ii) any amendments or modifications of this Lease made without the prior written consent of such lessor or mortgagee, or (iii) any credits, offsets, defenses or claims which Tenant may have against Landlord. To the extent such request is reasonable, Tenant may only object to the extent the factual statements contained within such instrument are not true. Failure of Tenant to respond in writing in good faith within such time period shall constitute a Default hereunder.

11.02 ATTORNMENT. If any ground or similar such lease, mortgage, deed of trust or security agreement is enforced by the ground lessor, the mortgagee, the trustee, or the secured party, Tenant shall, upon request, attorn to the lessor under such lease or the mortgagee or purchaser at such foreclosure sale, or any person or party succeeding to the interest of Landlord as a result of such enforcement, as the case may be, and execute such instrument(s) confirming such attornment as may be reasonably requested by any such ground lessor, mortgagee, purchaser, or successor; provided however, that if this Lease was approved and accepted in writing by such lessor, mortgagee, trustee or secured party, Tenant’s attornment shall be conditioned upon the agreement by such successor to Landlord’s interest not to disturb Tenant’s possession hereunder during the Term so long as Tenant performs its obligations under this Lease. In the event of such enforcement and upon Tenant’s attornment as aforesaid, Tenant will automatically become the tenant of the successor to Landlord’s interest without change in the terms or provisions of this Lease; provided, however, that such successor to Landlord’s interest shall not be bound by (i) any payment of Rent for more than one month in advance (except prepayments for security deposits, if any), (ii) any amendments or modifications of this Lease made without the prior written consent of such lessor or mortgagee, or (iii) any credits, offsets, defenses or claims which Tenant may have against Landlord.

11.03 QUIET ENJOYMENT. Tenant, on paying the Rent and keeping and performing the conditions and covenants herein contained, shall and may peaceably and quietly enjoy the Premises for the Term, subject to the aforesaid underlying leases, mortgages, deeds of trust and security agreements, all applicable laws and other governmental and legal requirements, applicable insurance requirements and regulations, and the provisions of this Lease. It is understood and agreed that this covenant and any and all other covenants of Landlord contained in this Lease shall be binding upon Landlord and its successors only with respect to breaches occurring during its and their respective ownership of the Landlord’s interest hereunder.

ARTICLE 12

12.01 ASSIGNMENT AND SUBLETTING. Except as expressly permitted under this Section 12.01, Tenant shall not, voluntarily, by operation of law, or otherwise, assign, transfer, mortgage, pledge, or encumber this Lease or sublease the Premises or any part thereof, or suffer any person other than Tenant, its employees, agents, servants and invitees to occupy or use the Premises or any portion thereof, without the express prior written consent of Landlord, which consent shall not be unreasonably withheld or denied. Tenant acknowledges that any one of the following if true would be a reasonable basis for which Landlord to withhold its consent to the proposed assignment or subletting: (i) the nature and character of the proposed transferee, its creditworthiness, business and activities or its intended use of the Premises are not consistent with the standards of the Building in Landlord’s sole judgment, (ii) the proposed transferee (or any of its affiliates) is then an occupant of any part of the Building or a party with whom Landlord is then negotiating to lease space within the Building (“negotiating” for purposes of this item 12.01 (ii) being defined as the actual receipt by Landlord or such party, as applicable, of a bona fide written lease proposal from the other, or the receipt by Landlord of a written request to submit such a proposal, that occurs prior to the receipt by Landlord of written notice from Tenant as to the proposed assignment or subletting in question), (iii) the proposed occupancy would impose an extra burden upon the Building systems or Landlord’s ability to provide services to the other tenants of the Buildings, (iv) the granting of such consent would constitute a default under any other agreement to which Landlord is a party or by which Landlord is bound or (v) the operation of such assignee or subtenant in the Project would not be in keeping with, or would deter from, the operations of other tenants in the Project. Any attempt to do any of the foregoing without such written consent shall be null and void and of no effect, and shall further constitute a Default under this Lease. If Tenant so requests Landlord’s consent, said request shall be in writing specifying the duration of said desired sublease or assignment, the date same is to occur, the exact location of the space affected thereby and the proposed rentals on a square foot basis chargeable thereunder, and shall be submitted to Landlord at least sixty (60) days in advance of the date on which Tenant desires to make such assignment or sublease or allow such occupancy or use. Upon such request Landlord may, in its reasonable discretion, (i) grant such consent subject to Landlord’s approval of the assignee, transferee, subtenant, or mortgagee, or (ii) deny such consent. If Landlord does not give such consent in writing within fifteen (15) days of the date such consent is requested, then Landlord’s consent shall be deemed to have been given. If Tenant is not a public company that is registered on a national stock exchange or that is required to register its stock with the Securities and Exchange Commission under Section 12(g) of the Securities and Exchange Act of 1934, then any change in a majority of the voting rights or other controlling rights or interests of Tenant shall be deemed an assignment for the purposes hereof. Notwithstanding anything to the contrary contained herein, Tenant shall have the right to transfer, assign and sublease, in whole or in part, all of its rights and obligations hereunder to any Affiliate without obtaining Landlord’s consent. “Affiliate” means any other person or entity that directly or indirectly controls, is controlled by, or is under common control with, Tenant. The term “control”, as used in the preceding sentence, means, with respect to a corporation, the right to exercise, directly or indirectly, fifty percent (50%) or more of the voting rights attributable to the shares of the controlled corporation or, with respect to a person or entity other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled person or entity.

In any situation in which Landlord consents to an assignment or sublease hereunder or in the event of an assignment or subletting to an Affiliate, Tenant shall promptly deliver to Landlord a fully executed copy of the final sublease agreement or assignment instrument and all ancillary agreements relating thereto within ten (10) days following execution of same. No assignment shall be effective unless the assignee has agreed within the assignment instrument to assume the obligations of Tenant hereunder and to be personally bound by all of the covenants, terms and conditions hereof on the part of Tenant to be performed or observed hereunder.

12.02 CONTINUED LIABILITY. Tenant shall, despite any assignment or sublease, remain directly and primarily liable for the performance of all of the covenants, duties, and obligations of Tenant hereunder, and Landlord shall be permitted to enforce the provisions of this Lease against Tenant or any assignee or sublessee without demand upon or proceeding in any way against any other person.

12.03 CONSENT. Consent by Landlord to a particular assignment or sublease shall not be deemed a consent to any other or subsequent transaction. If this Lease is assigned or if the Premises are subleased without the permission of Landlord, then Landlord may nevertheless collect Rent from the assignee or sublessee and apply the net amount collected to the Rent payable hereunder, but no such transaction or collection of Rent or application thereof by Landlord shall be deemed a waiver of any provision hereof or a release of Tenant from the performance of the obligations of the Tenant hereunder.

12.04 PROCEEDS. Fifty percent (50%) of rentals amounts and other consideration payable to Tenant as a result of any assignment, sale or sublease of Tenant’s interest in this Lease to any party other than an Affiliate, in excess of Rent payable hereunder after Tenant has recovered all reasonable out-of-pocket costs incurred by Tenant to unaffiliated third parties in connection with such assignment or subletting (including, without limitation, marketing costs, attorneys’ fees, brokerage commissions, leasehold improvements and allowances) whether consented to by Landlord or not, shall be paid to Landlord.

ARTICLE 13

13.01 DEFAULT. Each of the following shall constitute a “Default” by Tenant.

(a) The failure of Tenant to pay the Rent or any part thereof within five (5) days after the date same is due;

(b) Tenant shall become insolvent or unable to pay its debts as they become due, or Tenant notifies Landlord that it anticipates either condition;

(c) Tenant takes any action to, or notifies Landlord that Tenant intends to, file a petition under any section or chapter of the United States Bankruptcy Code, as amended from time to time, or under any similar law or statute of the United States or any state thereof; or a petition shall be filed against Tenant under any such statute or Tenant notifies Landlord that it knows such a petition will be filed; or the appointment of a receiver or trustee to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease; or the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease; unless the application of this subsection 13.01(c) shall contravene any applicable law;

(d) Tenant shall fail to fulfill or perform, in whole or in part, any of its obligations under this Lease (other than the payment of Rent) and such failure or nonperformance shall continue for a period of fifteen (15) days after written notice thereof has been given by Landlord to Tenant, or if such failure cannot reasonably be cured within said fifteen (15) day period despite Tenant’s diligent efforts, the failure of Tenant to commence its efforts to cure such failure within said fifteen (15) day period and/or the continuance of such failure for a period of forty-five (45) days notwithstanding Tenant’s effort to cure;

(e) Tenant shall fail to take possession of the Premises upon completion of the Initial Leasehold Improvements in accordance with Exhibit C hereto;

(f) Any representation or warranty by Tenant in this Lease or in any certificate, statement or other document furnished pursuant to or under this Lease, including, without limitation, financial statements, proves to be or becomes incorrect in any material respect.

(g) Any failure by Tenant to respond in good faith in writing to a subordination agreement or estoppel certificate request within the ten (10) business day period provided in Section 11.01 hereof.

(h) Any assignment or subletting by Tenant prohibited by Section 12.01 hereof.

13.02 RIGHTS UPON DEFAULT. If a Default by Tenant occurs, then at any time thereafter prior to the curing thereof, with or without notice or demand, Landlord may exercise any and all rights and remedies available to Landlord under this Lease, at law or in equity, including without limitation, termination of this Lease and termination of Tenant’s right to possession without terminating the Lease. In addition, upon the occurrence of a Default, Landlord may terminate the waiver of Rent pursuant to Section 3.04, for that portion of the abatement period accruing after the date of such waiver and may remove, at Tenant’s expense, Tenant’s parapet signage from the exterior of the Building. In the event of a Default, Landlord may, without additional notice and without court proceedings, re-enter and repossess the Premises and remove all persons and property therefrom, and Tenant hereby agrees to surrender possession of the Premises, waives any claim arising by reason thereof or by reason of issuance of any distress warrant or writ of sequestration, and agrees to hold Landlord harmless from any such claims. If Landlord elects to terminate this

Lease, it may treat the default as an entire breach of this Lease and Tenant shall immediately become liable to Landlord for damages equal to the total of (a) the cost of recovering, reletting, including, without limitation, the cost of leasing commissions attributable to the unexpired portion of the Term of this Lease, and remodeling the Premises, (b) all unpaid Rent and other amounts earned or due through such termination, including interest thereon at the rate specified in Section 13.04 hereof, plus (c) the present value (discounted at the rate of 8% per annum) of the balance of the Rent for the remainder of the Term less the present value (discounted at the same rate) of the fair market rental value of the Premises for said period and (d) any other sum of money and damages owed by Tenant to Landlord. If Landlord elects to terminate Tenant’s right to possession of the Premises without terminating this Lease, Landlord may (but shall not be obligated to) rent the Premises or any part thereof for the account of Tenant to any person or persons for such rent and for such terms and conditions as Landlord deems appropriate, and Tenant shall be liable to Landlord for the amount, if any, by which the Rent for the unexpired balance of the Term exceeds the net amount, if any, received by Landlord from such reletting, being the gross amount so received by Landlord less the costs of repossession, reletting, remodeling, and other expenses incurred by Landlord. Such sum or sums shall be paid by Tenant in monthly installments on the first day of each month of the Term. In no case shall Landlord be liable for failure to relet the Premises or to collect the rent due under such reletting, and in no event shall Tenant be entitled to more than 50% of any excess rents received by Landlord. All rights and remedies of Landlord shall be cumulative and not exclusive.

13.03 COSTS. If a Default by Tenant occurs, then Tenant shall reimburse Landlord on demand for all costs reasonably incurred by Landlord in connection therewith including, but not limited to, reasonable attorney’s fees, court costs, and related costs, plus interest thereon from the date such costs are paid by Landlord until Tenant reimburses Landlord, at the rate specified in Section 13.04 hereof.

13.04 INTEREST. All late payments of Rent, costs or other amounts due from Tenant under this Lease shall bear interest from the date due until paid at the rate of 18% per annum; provided, however, in no event shall the rate of interest hereunder exceed the maximum non-usurious rate of interest (the “Maximum Rate”) permitted by the applicable laws of the State of Texas or the United States of America, whichever shall permit the higher non-usurious rate, and as to which Tenant could not successfully assert a claim or defense of usury, and to the extent that the Maximum Rate is determined by reference to the laws of the State of Texas, the Maximum Rate shall be the indicated rate ceiling (as defined and described in Texas Revised Civil Statutes, Article 5069-1.04, as amended) at the applicable time in effect.

13.05 Intentionally Deleted.

13.06 NON-WAIVER. The failure of Landlord to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease shall not prevent a subsequent act or omission that would have originally constituted a violation of this Lease from having all the force and effect of an original violation. The receipt by Landlord of Rent with or without knowledge of the breach of any provision of this Lease shall not be deemed a waiver of such breach, shall not reinstate this Lease or Tenant’s right of possession if either or both have been terminated, and shall not otherwise affect any notice, election, action, or suit by Landlord. No provision of this Lease shall be deemed to have been waived by Landlord unless such waiver is in writing signed by Landlord. No act or thing done by Landlord during the Term shall be deemed an acceptance of a surrender of the Premises and no agreement to accept such surrender shall be valid, unless in writing and signed by Landlord.

ARTICLE 14

14.01 FINANCIAL STATEMENTS. Within sixty (60) days after the end of each fiscal year of Tenant, Tenant shall deliver to Landlord copies of the same financial reports of its parent company, Weatherford Enterra, Inc. which are provided to the stockholders of such entity.

14.02 RESOLUTIONS OF BOARD OF DIRECTORS. Tenant shall, simultaneously with the execution and delivery of this Lease, deliver a fully executed Resolutions of the Board of Directors of Tenant substantially in the form attached hereto as Exhibit E.

ARTICLE 15

15.01 AMENDMENT. Any agreement hereafter made between Landlord and Tenant shall be ineffective to modify, release, or otherwise affect this Lease, in whole or in part, unless such agreement is in writing and signed by the party to be bound thereby.

15.02 SEVERABILITY. If any term or provision of this Lease shall, to any extent, be held invalid or unenforceable by a final judgment of a court of competent jurisdiction, the remainder of this Lease shall not be affected thereby.

15.03 ESTOPPEL LETTERS. Tenant shall promptly upon request from Landlord execute and acknowledge a certificate containing such information as may be reasonably requested for the benefit of Landlord if such certificate is true and correct, any prospective purchaser or any current or prospective mortgagee of all or any portion of the Project.

15.04 LANDLORD’S LIABILITY AND AUTHORITY. The liability of Landlord to Tenant for any default by Landlord under the terms of this Lease shall be limited to the interest of Landlord in the Project, it being intended that Landlord, its officers, directors and employees shall not be personally liable for any judgment or deficiency. Whenever in this Lease there is imposed upon Landlord the obligation to use its best efforts, reasonable efforts, diligence or act in good faith, Landlord shall be required to do so only to the extent the same is economically feasible and otherwise will not impose upon Landlord extreme financial or other burdens.

15.05 HOLDOVER. If Tenant shall remain in possession of the Premises after the Expiration Date or earlier termination of this Lease, then Tenant shall be deemed a tenant-at-will whose tenancy is terminable at any time. In such event, Tenant shall pay Rent at one and one half (1 1/2) times the daily rental rate prevailing on the date of such termination or expiration, but otherwise shall be subject to all of the obligations of Tenant under this Lease. Tenant hereby indemnifies and holds Landlord harmless from and against any and all claims asserted by third parties against Landlord arising from, or attributable to, Tenant’s possession of the Premises after the Expiration Date or earlier termination of this Lease.

15.06 SURRENDER. Upon the expiration or earlier termination of the Term, Tenant shall peaceably quit and surrender the Premises in good order and condition, ordinary wear and tear, and damage from condemnation and/or casualty excepted, but subject to Sections 6.01 and 6.02 hereof. All obligations of Tenant for the period of time prior to the expiration or earlier termination of the Term shall survive such expiration or termination.

15.07 PARTIES AND SUCCESSORS. Subject to the limitations and conditions set forth elsewhere herein, this Lease shall bind and inure to the benefit of the respective heirs, legal representatives, successors, and permitted assigns and/or sublessees of the parties hereto. The term “Landlord”, as used in this Lease, so far as the performance of any covenants or obligations on the part of Landlord under this Lease are concerned, shall mean only the owner of the Project at the time in question, so that in the event of any transfer of title to the Project, the party by whom any such transfer is made shall be relieved of all liability and obligations of the Landlord arising under this Lease from and after the date of such transfer provided the transferee expressly assumes such liability and obligations of Landlord. Landlord shall have the right to transfer, sell, assign, mortgage or encumber, in whole or in part, all of its rights and obligations hereunder and in the Building, the Land, the Project and other property of Landlord referred to herein.

15.08 NOTICE. Except as otherwise provided herein, any statement, notice or other communication that Landlord or Tenant may desire or be required to give to the other shall be deemed sufficiently given or rendered if hand delivered, or if sent by registered or certified mail, return receipt requested, addressed at the address(es) first hereinabove given and in the case of notice to Tenant, a copy of such notice shall be sent to Weatherford Enterra, Inc., 1360 Post Oak Boulevard, Suite 1000, Houston, Texas 77056, Attention: Legal Department or at such other addresses(es) as the other party shall designate from time to time by prior written notice, and such notice shall be effective when the same is received or mailed as herein provided.

15.09 RULES AND REGULATIONS. Tenant, its servants, employees, agents, visitors, invitees, and licensees, shall observe faithfully and comply in all material respects with the Rules and Regulations set forth in Exhibit D hereto, and shall abide by and conform to such further reasonable rules and regulations as Landlord may from time to time reasonably make, amend or adopt, following Tenant’s receipt of a copy thereof. The Rules and Regulations uniformly shall apply to, and be enforced against, all office tenants of the Building. Landlord shall use its diligent efforts to see that other tenants in the Building also comply with the rules and regulations. In the event of a conflict between any future Rules and Regulations and the terms of the Lease, the terms of the Lease shall control.

[SEAL]

15.10 CAPTIONS. The captions in this Lease are inserted only as a matter of convenience and for reference and they in no way define, limit, or describe the scope of this Lease or the intent of any provision hereof.

15.11 NUMBER AND GENDER. All genders used in this Lease shall include the other genders, the singular shall include the plural, and the plural shall include the singular, whenever and as often as may be appropriate.

15.12 GOVERNING LAW. This Lease shall be governed by and construed in accordance with the laws of the State of Texas.

15.13 INABILITY TO PERFORM. (a) Notwithstanding Section 15.18 hereof, whenever a period of time is herein prescribed for the taking of any action by Landlord, Landlord shall not be liable or responsible for, and there shall be excluded from the computation of such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, governmental laws, regulations or restrictions, or any other cause whatsoever beyond the control of Landlord, and such nonperformance or delay in performance by Landlord shall not constitute a breach or default by Landlord under this Lease nor give rise to any claim against Landlord for damages or constitute a total or partial eviction, constructive or otherwise.

(b) Notwithstanding Section 15.18 hereof, whenever a period of time is herein prescribed for the taking of any action by Tenant, Tenant shall not be liable or responsible for, and there shall be excluded from the computation of such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, governmental laws, regulations or restrictions, or any other cause whatsoever beyond the control of Tenant, and such nonperformance or delay in performance by Tenant shall not constitute a breach or default by Tenant under this Lease nor give rise to any claim against Tenant for damages. In no event, however, will any such matter excuse or delay Tenant’s obligation to pay Rent hereunder.

15.14 SIGNAGE; USE OF NAME.

(a) No signs, numerals, letters or other graphics shall be used or permitted on the exterior of the Premises or the Building, unless approved in advance and in writing by Landlord in its sole discretion.

(b) Landlord shall, at Landlord’s expense, install Tenant’s name on the multi-tenant monument sign for the Building. The design, construction and installation of such signage shall be determined by Landlord in its sole discretion. Such sign will be maintained and repaired by Landlord at its expense.

(c) Tenant shall also have the right to have illuminated signage depicting its name installed on the exterior Building parapet on the side of the Building which faces Loop 610 West. Landlord shall provide to Tenant an allowance not to exceed $15,000 for the design, construction and installation of such exterior Building signage. The design, configuration and installation of such signage must be approved in advance and in writing by Landlord in its sole discretion. Landlord shall install such sign and shall perform all maintenance and repairs with respect to such signage at Tenant’s expense including light bulb and ballast replacement. Tenant shall reimburse Landlord for all such maintenance costs and the costs of electricity used to illuminate such signage promptly upon receipt of written invoice therefor. Landlord shall have the right to submeter such electricity at Tenant’s expense. Tenant shall be allowed to retain its Building parapet sign during the term of the Lease provided the Premises leased from Landlord and actually occupied by Tenant consists of at least 70,000 square feet of rentable area and Tenant remains the largest tenant of space within the Building.

(d) Tenant shall not, except to designate Tenant’s business address (and then only in a conventional manner and without emphasis or display), use the name or mark “515 Post Oak” for any purpose whatsoever.

15.15 BROKER. Tenant represents and warrants that Tenant has dealt with, and only with Transwestern Property Company, which represents Landlord, and Cushman & Wakefield of Texas, Inc., which represents Tenant, as brokers in connection with this Lease and that, insofar as Tenant knows, no other brokers negotiated this Lease or are entitled to any commission in connection herewith. Tenant shall indemnify and hold harmless Landlord from and against all claims (and costs of defending against and investigating such claims) of any other broker(s) or similar parties claiming under Tenant in connection with this Lease.

15.16 MEMORANDUM OF LEASE. Without the prior written consent of Landlord (which may be granted or withheld in Landlord’s sole discretion), Tenant shall not record this Lease or any memorandum or other instrument with respect to this Lease. Upon the date of execution of this Lease, or at any time thereafter, and at the request of Landlord, Tenant and Landlord shall execute a memorandum in recordable form setting forth the material terms and conditions of this Lease.

15.17 ENTIRE AGREEMENT. This Lease, including all Exhibits attached hereto (which Exhibits are hereby incorporated herein and shall constitute a portion hereof), contains the entire agreement between Landlord and Tenant with respect to the subject matter hereof. Tenant hereby acknowledges and agrees that neither Landlord nor Landlord’s agents or representatives have made any representations, warranties, or promises with respect to the Project, the Premises, Landlord’s services, or any other matter or thing except as herein expressly set forth, and no rights, easements, or licenses are acquired by Tenant by implication or otherwise except as expressly set forth in this Lease. Further, the terms and provisions of this Lease shall not be construed against or in favor of a party hereto merely because such party is the “Landlord” or the “Tenant” hereunder or such party or its counsel is the draftsman of this Lease. Tenant represents and warrants to Landlord that in connection with the negotiation of this Lease, Tenant was represented by legal counsel who was not directly or indirectly identified, suggested, or selected by Landlord or an agent of Landlord.

15.18 TIME OF ESSENCE. Time is of the essence of this Lease and each and all of its provisions in which performance is a factor.

15.19 PARKING. Parking rights shall be provided to Tenant during the term of this Lease in accordance with the terms of Exhibit F attached hereto and made a part hereof for all purposes.

15.20 TENANT TAXES. Tenant shall pay, or cause to be paid, before delinquency, any and all taxes levied or assessed and which become payable during the Term upon all of Tenant’s leasehold improvements, equipment, furniture, fixtures and personal property located in the Premises; except such property which has been paid for by Landlord and is the standard of the Building.

15.21 ATTORNEY’S FEES. In the event Tenant defaults in the performance of any of the terms, agreements or conditions contained in this Lease and Landlord places the enforcement of this Lease, or any part thereof, or the collection of any rent due or to become due hereunder, or recovery of the possession of the Premises, in the hands of any attorney who files suit upon the same, the Tenant shall pay the Landlord’s reasonable attorney’s fees.

15.22 LANDLORD ALTERATIONS OR MODIFICATIONS. Notwithstanding anything herein to the contrary, Landlord expressly reserves the right in its sole discretion to temporarily or permanently change the location of, close, block or otherwise alter any entrances, corridors, skywalks, tunnels, doorways, or walkways leading to or providing access to the Building or any part thereof or otherwise restrict the use of same provided such acts do not unreasonably impair Tenant’s access to the Premises. Landlord shall not incur any liability whatsoever to Tenant as a consequence thereof and such acts shall not be deemed to be a breach of any of Landlord’s obligations hereunder. Landlord agrees to exercise good faith in notifying Tenant within a reasonable time in advance of any alterations, modification or other acts of Landlord under this Section.

15.23 NAME CHANGE. Subject to Section 15.14(c) hereof, Landlord and Tenant covenant and agree that Landlord hereby reserves and shall have the right at any time and from time to time to change the name of the Building as Landlord may deem advisable, and Landlord shall not incur any liability whatsoever to Tenant as a consequence thereof. Notwithstanding the foregoing, provided that no Default by Tenant exists under this Lease and Tenant remains the largest tenant of space within the Building, Landlord shall not change the name of the Building to that of any other tenant of the Building without Tenant’s consent.

15.24 Intentionally Deleted.

15.25 EXPANSION OPTION; PREFERENTIAL LEASE RIGHTS. Tenant shall have an expansion option and preferential rights to lease certain additional space in the Building in accordance with Exhibit G attached hereto and made a part hereof for all purposes.

15.26 RENEWAL OPTION. Tenant shall have an option to renew the term of this Lease under the terms and conditions set forth in Exhibit H attached hereto and made a part hereof for all purposes.

15.27 STORAGE PREMISES. Tenant shall have the right to lease certain additional space in the Building for storage purposes in accordance with Exhibit I attached hereto and made a part hereof for all purposes.

15.28 ANTENNA SITE LICENSE. Tenant shall have the right to install, operate and maintain satellite certain telecommunications equipment on a portion of the roof of the Building pursuant to the terms of a mutually acceptable license agreement in form substantially similar to that attached hereto as Exhibit K.

15.29 LEASE GUARANTY. As an inducement to Landlord to execute this Lease and as a condition to such execution by Landlord, Weatherford Enterra, Inc. (“Guarantor”) shall execute and deliver to Landlord a guarantee of the payment and performance of all liabilities, obligations and duties imposed upon Tenant by the terms of this Lease in the form of Exhibit M attached hereto and made a part hereof for all purposes.

EXECUTED as of the date hereinabove first set forth.

LANDLORD:

CIGNA INVESTMENTS, INC.

	By:	/s/ THOMAS M. SMITH
	Printed Name:	THOMAS M. SMITH
	Title:	MANAGING DIRECTOR

TENANT:

WEATHERFORD ENTERRA U.S., LIMITED PARTNERSHIP

Reviewed by	By:	/s/ H. Suzanne Thomas
Legal Dept.	Printed Name:	H. Suzanne Thomas
[ILLEGIBLE] / 1/26/96	Title:	Senior Vice President and Secretary
(Initials / Date)